Exhibit 99.1

LKQ Corporation to Host 2020 Virtual Investor Day
Chicago, IL (August 17, 2020) -- LKQ Corporation (Nasdaq: LKQ) today announced the Company will host a Virtual Investor Day on Thursday, September 10, 2020 at 9:30 a.m. Eastern time (8:30 a.m. Central time), with presentations by members of executive management. The presentations, including a question and answer session, are expected to conclude at approximately 2:30 p.m. (Eastern).
Webcast and Presentation Details
The webcast and accompanying slide presentation can be accessed at www.lkqcorp.com in the Investor Relations section. A replay of the webcast will be available approximately two hours after the live presentation.
About LKQ Corporation
LKQ Corporation (www.lkqcorp.com) is a leading provider of alternative and specialty parts to repair and accessorize automobiles and other vehicles. LKQ has operations in North America, Europe and Taiwan. LKQ offers its customers a broad range of replacement systems, components, equipment, parts and services to repair and accessorize automobiles, trucks, and recreational and performance vehicles.
Contact:
Joseph P. Boutross
LKQ Corporation
Vice President, Investor Relations
(312) 621-2793
jpboutross@lkqcorp.com